EXHIBIT 99.1

PRESS RELEASE
Full Year 2012 Results

► 8% top line and Adjusted EBITDA growth for FY 2012 thanks to strong subscriber growth;
► Outlook FY 2013 reconfirmed, accelerating top line growth thanks to both mobile and fixed;
► Proposed shareholder return of €950.0 million, consisting of a shareholder disbursement of around €7.90 per share1, supplemented by a share buy-back of up to €50.0 million.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 11, 2013 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2012.

HIGHLIGHTS

•
Revenue of €1,488.8 million, up 8% yoy, driven by continued RGU growth in fixed and a growing contribution from our mobile business. Revenue of €394.5 million in Q4 2012 (+9% yoy) was positively impacted by a nonrecurring €4.7 million revenue adjustment following the implementation of billing system improvements;

•
Record 180,700 net mobile postpaid subscribers added in Q4 2012 thanks to a continued strong uptake of our “King” and “Kong” rate plans. Our mobile subscriber base more than doubled over the past twelve months to 521,600 active mobile subscribers at the end of 2012;

•	Continued traction for our premium fixed products and bundles in Q4 2012 with 24,500 net new subscribers for broadband internet, 19,900 for fixed telephony and 36,900 for digital TV;

•	Net loss of 11,300 basic cable TV subscribers in Q4 2012 represented lowest net loss rate in three years' time;

•
Adjusted EBITDA(1) up 8% yoy to €777.8 million, margin of 52.2%. Adjusted EBITDA of €188.6 million in Q4 2012 (+3% yoy), impacted by significantly higher handset subsidy costs as a result of very strong mobile sales. Our Adjusted EBITDA benefited from certain nonrecurring items in both the Q4 2012 and full year periods;

•
Accrued capital expenditures(2) of €353.2 million, equivalent to 24% of revenue, driven by higher success-based capital expenditures in line with the growth of digital TV and higher customer installations;

•
Stable Free Cash Flow(3) of €240.5 million for the full year 2012 despite significantly higher cash interest expenses and higher capital expenditures including payments for the Belgian football broadcasting rights;

•
The board of directors proposes a shareholder return for 2013 of €950.0 million, consisting of a shareholder disbursement of approximately €7.90 per share[1], supplemented by a share buy-back of up to €50.0 million.

As of and for the year ended	Dec 2012	Dec 2011	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,488.8	1,376.3	8%
Operating Profit	389.7	326.2	19%
Net Profit	33.2	16.8	98%
Basic Earnings Per Share	0.29	0.15	93%
Diluted Earnings Per Share	0.29	0.15	93%
Adjusted EBITDA (1)	777.8	723.4	8%
Adjusted EBITDA margin %	52.2%	52.6%
Accrued Capital Expenditures (2)	353.2	470.2	-25%
Accrued Capital Expenditures as % of revenue	24%	34%
Free Cash Flow (3)	240.5	239.0	1%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,122,700	2,198,500	-3%
Analog Cable TV	549,200	842,700	-35%
Digital Cable TV	1,573,500	1,355,800	16%
Broadband internet	1,387,700	1,305,600	6%
Fixed telephony	968,700	880,100	10%
Mobile telephony	521,600	246,400	112%
Triple-play customers	860,400	783,100	10%
Services per customer relationship (4)	2.11	1.99	6%
ARPU per customer relationship (€ / month) (4) (5)	45.9	42.1	9%

1 Equivalent to €900.0 million, based on the number of outstanding shares on February 11, 2013 (113,810,554).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters' annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on February 12, 2013, at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company's website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2011 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2012 have been made available on the investor relations pages of the Company's website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2012 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company's website no later than March 22, 2013.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is the Company's controlling shareholder.

This document has been released on February 11, 2013 at 5.45pm CET

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Commenting on the results, Duco Sickinghe, Telenet's Chief Executive Officer, stated:

“2012 was yet another exciting year for us. Based on our proven long-term strategy of delivering leading and innovative products to our customers at a compelling price in a customer-centric way, we realized strong operational and financial growth in 2012. All our advanced fixed services of broadband internet, fixed telephony and digital TV added more net RGUs than the year before, despite the intensely competitive landscape. Net additions for fixed telephony were 35% higher for the full year of 2012 compared to 2011 and we also added more net broadband internet subscribers compared to the prior year. The conversion of analog cable TV subscribers to our digital TV platform showed a clear acceleration in 2012, while we noted an improving trend in basic cable TV churn in Q4 2012. Our customers continue to prefer centralizing all their data, voice and media services at Telenet, resulting in 77,300 net new triple-play subscribers in 2012. As a result, the ARPU per customer relationship grew by 9% to €45.9 for 2012, excluding revenue from mobile services. We still have a large single-play customer base, representing 29% of our overall customer base, which we are focused on upselling to our fixed and mobile services and bundled propositions.

2012 will be earmarked as the year when mobility became an important part of our long-term strategy. It is our ambition to deliver to our customers simple, integrated and compelling access to voice, data and media from any location. Our new positioning in mobile and the introduction of the simple and transparent rate plans “King” and “Kong” resulted in a complete revitalization of the mobile market. Customers really valued our competitive offers and we succeeded in adding more mobile customers in 2012 than in the entire period between 2006 and 2011. At the end of 2012, we had 521,600 mobile subscribers, a net increase of 275,200 subscribers of which 180,700 were added in Q4 alone. With over 710,000 private WiFi Homespots and 1,200 public hotspots deployed, our mobile and broadband customers can connect seamlessly to our high-speed network from any location. Today, only 11% of our cable customers also subscribe to our mobile products and as more mobile devices will become connected over time, we believe there is ample growth ahead for us.

Our hybrid fiber-coaxial network - our key asset - got a strong capacity boost thanks to our Pulsar project, which is approximately 50% complete. As of December 31, 2012, we have already doubled the bandwidth per household as we are bringing fiber closer to the customers' homes. As a result, our broadband speeds remain ahead of any competitor in our footprint and deliver download speeds of up to 120 Mbps. The average download speed of all our broadband customers is now 41 Mbps, up 32% yoy, demonstrating a continued demand for high-speed data services. We remain focused on innovation and are very excited about our next-generation digital TV platform that will be launched soon. “YeloTV” is going to bring a brand new TV experience that will provide a significant enhancement to home entertainment. Customers will benefit from a totally revamped user interface and seamless media integration with their other digital devices. Importantly, “YeloTV” will be backwards compatible with our HD PVR set-top boxes, covering more than 50% of our installed base.

We delivered on our upgraded full year 2012 outlook. Revenue was up 8% to €1,489 million in 2012 and we achieved a solid 9% top line growth in Q4 which included a favorable nonrecurring effect of €4.7 million from billing system improvements. Our Adjusted EBITDA grew 8% in 2012 to €778 million, representing a margin of 52.2%, including a bigger proportion of lower-margin mobile activities, increased handset subsidy costs in Q4 2012 and a favorable impact from certain nonrecurring items. Our accrued capital expenditures represented 24% of our revenue, of which the majority was scalable and growth-related following strong subscriber growth and our continued investment to bring fiber closer to the homes. As expected, our Free Cash Flow was stable yoy at €241 million, despite higher cash interest expenses.

We remain committed to deliver solid business growth in 2013 and beyond. Our customer-centric positioning will allow us to offer innovative and competitive products that are setting the foundation for future growth. For the full year 2013, we target top line growth “between 10 and 11%” as a result of a higher uptake of multiple-play services and a growing share of mobile revenue. Our Adjusted EBITDA is expected to grow “between 7 and 8%”, reflecting a bigger share of lower-margin mobile activities offset by our persistent focus on further efficiency improvements. Accrued capital expenditures will represent “between 21 and 22% of revenue”, resulting in stable Free Cash Flow - the latter reflecting the first cash interest payments on our increased debt level. We believe that the projected strong business growth positions Telenet to continue to deliver attractive future shareholder value. For 2013, the board of directors will propose to the shareholders' meeting of April 24, 2013 to proceed with a shareholder return of €950.0 million, consisting of (i) a shareholder disbursement of €900.0 million, equivalent to approximately €7.90 per share, (ii) supplemented by a share buy-back of up to €50.0 million.”

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1 Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of INDI subscribers: As of January 1, 2012, subscribers to Telenet's INDI platform, which Telenet acquired in October 2008 as part of the Interkabel Acquisition, are no longer recognized as Digital Cable TV subscribers given the non-interactive status of the INDI platform and the fact that these subscribers generally do not generate incremental revenue. As of January 1, 2012, all INDI subscribers are accounted for as Analog Cable TV subscribers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods. This reclassification does not affect the total number of basic cable TV subscribers Telenet reports, nor the segmented cable television revenue Telenet reports.

Reclassification of mobile telephony subscribers: Effective Q2 2012, Telenet's mobile telephony subscriber count includes customers who subscribe to data-only mobile plans, which represent 12,500 and 7,600 subscribers as of December 31, 2012 and December 31, 2011, respectively. Following the change, Telenet's mobile telephony subscriber count reflects the number of SIM cards delivered to customers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

Free Cash Flow: As from the Q4 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet's controlling shareholder Liberty Global, Inc. As from Q4 2012, Free Cash Flow is reduced by the principal payments on post acquisition additions to network leases, as reported in the Company's consolidated statement of cash flows. See page 2 for the current definition of Free Cash Flow. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2011 onwards would have reduced the Company's Free Cash Flow for the fourth quarter of 2011 and the full year 2011 by €1.0 million and €3.0 million, respectively.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

The premium positioning of our products and our attractive multiple-play line-up, combined with our focus on creating a rich customer experience, yielded solid operational results for the full year 2012. Despite the macro‐economic backdrop and the intensely competitive environment, we recorded a 21% increase in net subscriber growth for our advanced fixed service offerings of digital TV, broadband internet and fixed telephony in 2012 compared to 2011. Growth was particularly apparent for our fixed telephony service, with net new subscribers for the full year 2012 up 35% year-on-year as a result of our successful multiple-play strategy and the availability of attractive flat-fee rate plans. We also added more net broadband internet subscribers in 2012 compared to 2011. Furthermore, the conversion of analog cable TV subscribers to our digital TV platform showed a clear acceleration in 2012 as a result of our analog channel reshuffle program in order to facilitate the growing trend towards digital TV, new internet applications and higher broadband speeds in the future.

In Q4 2012, we generated 81,300 RGU additions to our advanced fixed services. While we recorded higher net subscriber growth for both our broadband internet and fixed telephony products in Q4 2012 relative to the prior year period, the inflow of digital cable TV subscribers was lower than the normal quarterly run-rate. This was in line with our expectations given the exceptionally high customer uptake earlier in the year when we implemented our analog channel reshuffle. Still, the conversion rate of remaining analog TV subscribers to our digital platform in Q4 2012 was similar to the prior year period.

As in recent quarters, we continued to enjoy solid progress in our multiple‐play penetration. We attracted 77,300 net triple‐play subscribers in 2012, of which 18,900 were added in Q4 2012. At the end of December 2012, we served 860,400 triple-play customers, marking a 10% increase as compared to the prior year. Hence, the proportion of triple-play customers relative to our overall customer base amounted to 41% compared to 36% at the end of December 2011. We still have a large single-play customer base, representing 29% of our overall customer base at the end of December 2012, which we are focused on upselling to our advanced services and bundled propositions.

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At December 31, 2012, we served 2,122,700 customer relationships. Although the number of unique subscribers continued to decrease moderately due to intense competition between the various infrastructure platforms in our market, we recorded sound growth in the overall number of services as a result of the successful execution of our bundling strategy. At December 31, 2012, and excluding our mobile RGUs, we provided 4,479,100 services, a 2% increase compared to the prior year. Our bundling ratio, expressed as the number of services per customer relationship, averaged 2.11 at December 31, 2012 as compared to 1.99 at December 31, 2011 (excluding mobile telephony in both cases), an increase of 6% year-on-year.

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship amounted to €45.9 for the full year 2012, a solid 9% increase as compared to the prior year when the ARPU per customer relationship yielded €42.1 (both excluding mobile telephony). In addition to a higher share of multiple‐play and digital cable TV subscribers in our overall customer base and the continued success of our Fibernet products, we attribute the robust growth in the ARPU per customer relationship to the growing contribution from our Sporting Telenet pay television channels and selective price increases. These factors more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts.

In Q4 2012, the ARPU per customer relationship reached €47.5, up 8% compared to Q4 2011. In Q4 2012, our revenue was positively impacted by a €4.7 million nonrecurring revenue adjustment following the implementation of billing system improvements. Excluding this impact, the ARPU per customer relationship in Q4 2012 grew 6% compared to Q4 2011 as the positive effect from the October 2011 price increase has annualized. The ARPU per customer relationship, as defined on page 2, excludes our mobile telephony revenue and certain other types of revenue.

1.2    Broadband internet

At the end of 2012, we served 1,387,700 broadband internet subscribers, up 6% as compared to the prior year. Consequently, 48.4% of the total number of homes connectable to our network subscribed to one of our broadband internet offerings at the end of December 2012 compared to 45.9% at the end of December 2011. Our current residential offerings include multiple tiers, which range from “Basic Internet”, which allows end users to receive data from the internet at a downstream data transfer speed of up to 30 Mbps, to “Fibernet XL”, which offers end users a downstream speed of up to 120 Mbps. We believe our broadband internet subscriber base is one of the most advanced in Europe given the fact that approximately 99% of our broadband internet customers subscribed to speeds of at least 30 Mbps as of December 31, 2012, which compares to approximately 73% at the end of 2011. This clearly demonstrates customers' demand for reliable and high speed broadband connections so they can access the internet through multiple devices simultaneously from any location over both our wired internet connections and our dense network of WiFi Homespots and public hotspots. At the end of 2012, we deployed 713,000 active WiFi Homespots, which represented approximately 51% of our installed broadband internet base.

For the full year 2012, we added 82,100 net broadband internet subscribers. This was slightly higher than the 81,100 net subscribers we added in 2011, thanks to an acceleration of the broadband internet penetration in our footprint and continued market share gains. In Q4 2012, we continued to enjoy strong momentum for our broadband internet service boosted by the overall premium positioning of our broadband internet products. In Q4 2012, we connected 24,500 net broadband internet subscribers, which marked our best quarterly result since Q1 2011. In Q4 2012, annualized churn for our broadband internet service remained stable year-on-year at 7.9% despite the effective implementation of the new Telecoms Law in Belgium in early October 2012 and the intensely competitive environment. For the full year 2012, annualized churn fell 20 basis points from 7.7% in 2011 to 7.5% in 2012.

1.3    Fixed telephony

Since the introduction of our repositioned multiple-play bundles, including attractively priced flat-fee rate plans for calls made to domestic fixed lines and to mobile phones during offpeak times, we have seen a strong uptake of fixed telephony services. For the full year 2012, we added 88,600 net fixed telephony subscribers, up 35% year-on-year, and the strongest performance since 2009. This resulted in 968,700 fixed telephony subscribers at the end of 2012, a 10%

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increase in our subscriber base as compared to December 31, 2011. The penetration of our fixed telephony service relative to the total number of homes passed by our network continued to grow from 30.9% at the end of December 2011 to 33.8% at the end of December 2012. In Q4 2012, we attracted 19,900 net fixed telephony subscribers, up 24% as compared to the prior year period. Annualized churn for our fixed telephony service increased slightly from 7.5% in 2011 to 7.8% in 2012 (Q4 2012: 9.1%), due to the introduction of the new Telecoms Law in Belgium in early October 2012 and migrations from fixed to mobile telephony.

1.4    Mobile telephony

At the end of July 2012, we launched our new mobile rate plans “King” and “Kong”, which offer customers simple, transparent and attractively priced subscriptions including a wealth of voice minutes, text messages and mobile data to cater to almost everyone's mobile needs. Additionally, customers who combine these mobile plans with any of our fixed products receive a recurring monthly discount. In this way, Telenet customers benefit from one of the most advanced convergent offers currently available in the market. In October 2012, we made improvements to our mobile offers, doubling the mobile data volume allowance in the bundles amongst others and later in the quarter we launched subsidized rate plans, including the iPhone 5, and data-only plans, both according to the simplicity of “King” and “Kong”.

The introduction of these new rate plans has resulted in very strong customer demand ever since. After adding 65,500 net mobile postpaid subscribers in Q3 2012, we added a record 180,700 net mobile voice and data-only subscribers in Q4 2012. This result was driven by the ongoing success of our “King” and “Kong” rate plans, the successful introduction of subsidized rate plans, including the launch of the iPhone 5, and the effects from the new Telecoms Law, which enabled customers to switch to another operator without any contract penalties. For the full year 2012, we added 275,200 net mobile subscribers, which more than doubled our active subscriber base to 521,600 at the end of 2012 from 246,400 at the end of 2011. Hence, we added more subscribers in one single year than in the entire period between 2006 and 2011 when Telenet started offering mobile services. In addition to our efforts to attract new mobile subscribers, we also focused on migrating our legacy customers to the new competitive rate plans. As a result, the share of zero-subscription plans (“Walk & Talk 0”) decreased to approximately 26% at December 31, 2012 from approximately 46% as of June 30, 2012. This value-driven strategy resulted in a solid mobile ARPU, which exceeded €30.0 (including interconnection) in Q4 2012.

1.5    Television

1.5.1    Digital & Premium Television

At the end of 2012, approximately 74% of our basic cable TV subscribers had opted for our interactive digital TV platform, which offers a much richer viewing experience and access to a wide variety of thematic channel packs and digital pay TV services as well as an extensive video‐on‐demand (VOD) library. This represents a total of 1,573,500 digital TV subscribers, an increase of 16% as compared to the prior year. All of our digital TV subscribers are on our interactive bi‐directional digital TV platform following the reclassification of our INDI subscribers as described in §1 on page 4.

For the full year 2012, we added 217,700 net digital TV subscribers compared to 174,600 in 2011, as we succeeded in converting approximately 26% of our remaining analog cable TV subscribers to our higher ARPU digital TV platform. This was ahead of our long-term expectations of converting approximately 20% of our remaining analog cable TV subscribers per annum. In Q4 2012, we added 36,900 net digital TV subscribers, which was lower than the 50,100 net subscribers added in the prior year period. This lower uptake was, however, in line with our expectations as both Q2 and Q3 2012 enjoyed exceptionally strong customer demand for digital TV following the analog channel reshuffle program which was implemented in Q2 2012.

In June 2011, we acquired the exclusive broadcasting rights for the most important fixtures of the Belgian football championship for the three seasons starting July 2011, and subsequently we revamped our sports pay television channels into Sporting Telenet. As from the current 2012‐2013 season onwards, we are able to broadcast all league fixtures, including the five remaining secondary fixtures on a non‐exclusive basis. At the end of December 2012,

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195,400 customers subscribed to our pay television sports channels, representing an increase of 10% as compared to the prior year.

In the course of Q1 2013, we will start deploying our next-generation digital TV platform “YeloTV”. This new TV experience will provide a significant enhancement to home entertainment as customers will benefit from a totally revamped user interface and a seamless media integration with their other digital devices, including their tablets and smartphones. More importantly, “YeloTV” will be backwards compatible with the latest generation of our installed HD PVR boxes, covering more than 50% of our total digital TV customer base thereby avoiding incremental capital expenditures for set-top box replacements.

1.5.2    Basic Cable Television

Basic cable TV subscribers, including both our analog and digital services, totaled 2,122,700 at the end of 2012 as compared to 2,198,500 at the end of 2011. This implies a net organic loss of 75,800 basic cable TV subscribers for the full year 2012. Despite the temporary increased churn from the analog channel reshuffle program as observed in Q2 2012, the intensely competitive environment and the availability of competing digital platforms in our footprint, we managed to keep our net organic attrition rate at broadly similar levels as 2011. In Q4 2012, we noted a substantial slowdown in churn from an average run-rate of 21,500 for the first three quarters of 2012 to 11,300 in Q4 2012. This marked our lowest loss rate in three years' time.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the full year 2012, we generated revenue of €1,488.8 million, an 8% increase relative to the prior year when we produced revenue of €1,376.3 million. All of our revenue growth was organic and directly driven by underlying RGU growth, the ongoing migration from analog to digital TV and the continued uptiering of our existing broadband customer base to Fibernet, resulting in a higher value per customer. Revenue growth was also supported by a higher contribution from Sporting Telenet and our mobile business, and the selective price increases on certain broadband internet services and basic cable TV in August and October of 2011.

In Q4 2012, we achieved revenue of €394.5 million, up 9% as compared to the prior year period when we realized revenue of €361.5 million. Although the favorable impact on our growth rate from the 2011 price increases has diminished, our top line growth rate has started to accelerate in Q4 2012 thanks to a growing contribution from our mobile business on the back of robust RGU and ARPU growth. In addition, our revenue in Q4 2012 was positively impacted by a nonrecurring adjustment of €4.7 million of revenue following the implementation of billing system improvements. This nonrecurring adjustment favorably impacted our residential broadband internet revenue by €2.4 million, our residential telephony revenue by €1.2 million and our premium cable television revenue by €1.1 million.

BASIC CABLE TELEVISION

The monthly basic cable television subscription fee paid for our analog and digital cable television channels remains an important contributor to our revenue and represents a steady source of cash flow. For the full year 2012, we generated €319.7 million of basic cable television revenue as compared to €317.9 million for the prior year. The negative impact from a lower number of active subscribers was more than offset by the favorable impact from the 4.2% increase in our basic cable television subscription fee implemented in October 2011. The increase was associated with an increase in the underlying cost of living. In Q4 2012, our basic cable television revenue was €79.2 million, down 1% as compared to the prior year period due to the gradual decrease in our active subscriber base.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video‐on‐demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high‐end HD and PVR‐enabled set‐top boxes. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform. For the full year 2012, we recorded premium cable television revenue of €227.7 million, marking a 20% increase as compared to the prior year thanks to the growing contribution from our Sporting Telenet pay television channels and a higher share of set-top box rental revenue. Since revenue from Sporting Telenet has consistently been running at much higher levels since Q3 2011 after the acquisition of the Belgian football broadcasting rights, our premium cable television revenue grew at a slower pace in Q4 2012 as compared to recent quarters, yet up 15% year-on-year to €60.1 million.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees, and (iii) third‐party sales and stand-alone mobile handset sales. For the full year 2012, we generated €62.4 million of Distributors/Other revenue (+9% year-on-year), primarily reflecting higher stand-alone handset sales and the sale of HD Digiboxes following the analog channel reshuffle in Q2 2012. These sales generate a very low margin. In Q4 2012, we achieved €17.3 million of Distributors/Other revenue, an 8% decline as compared to the prior year period because of lower stand-alone handset sales.

RESIDENTIAL BROADBAND INTERNET

For the full year 2012, our residential broadband internet revenue, which captures the revenue generated by both our residential and business broadband internet subscribers, totaled €453.8 million, which represented a 3% increase as compared to the full year 2011. In addition to 6% year-on-year RGU growth, our residential broadband internet

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 9

revenue was supported by a higher share of Fibernet customers in our installed base and the favorable impact from the price increase on certain stand-alone product tiers that occurred in August 2011, offsetting the negative impact from a growing number of bundled subscribers in the overall mix and a relatively higher share of lower-end broadband internet subscribers in our gross sales. In Q4 2012, we recorded residential broadband revenue of €115.0 million, up 2% year-on-year.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes the recurring subscription-based revenue from both our fixed and mobile telephony subscribers as well as the interconnection revenue generated by these customers. Our residential telephony revenue jumped €54.1 million, or 19%, to €333.4 million for the full year 2012 as compared to the prior year. Our residential fixed telephony revenue for the full year 2012 showed a 5% increase as compared to the prior year, driven by robust RGU growth. The decline in usage-related revenue was fully offset by higher subscription-based revenue because of a higher number of RGUs. Our residential mobile telephony revenue, including €24.8 million of interconnection revenue generated by our mobile subscribers, for the full year 2012 jumped 67% compared to the prior year to €106.0 million, driven by robust growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and customers with a higher lifetime value. In Q4 2012, we achieved residential telephony revenue of €98.9 million, representing a 34% increase compared to Q4 2011, as a result of a growing contribution from our mobile business. Our residential mobile telephony revenue (including €12.2 million of interconnection revenue) more than doubled relative to the prior year period to €39.5 million in Q4 2012 and was up 56% compared to Q3 2012 reflecting the strong growth dynamics of our mobile business. Given the fact that the majority of our newly added mobile subscribers in 2012 were realized in Q4 2012, we remain upbeat about the growth prospects of our mobile business in 2013 and beyond.

BUSINESS SERVICES

Telenet for Business, our business services division, generated revenue of €91.8 million for the full year 2012, broadly unchanged as compared to the prior year when our business services revenue was €90.8 million. Higher security-related revenue as a result of new contract wins, and sustained demand for our leading connectivity products, were offset by a lower amount of nonrecurring installation revenue and a further decline in voice-related revenue. Excluding nonrecurring installation revenue, our underlying business services revenue was up 2% year-on-year. In Q4 2012, Telenet for Business produced €24.0 million of revenue, comparable year-on-year as Q4 2011 was a strong quarter driven by large contract wins for our security business as well as higher nonrecurring installation revenue. Excluding nonrecurring installation revenue, our business services revenue growth in Q4 2012 was 2% year-on-year.

2.2    Expenses

For the full year 2012, we incurred total operating expenses of €1,099.1 million, up 5% year-on-year when our total operating expenses amounted to €1,050.1 million. Excluding the €28.5 million impairment on the intangible assets related to Digital Terrestrial Television (DTT) in Q3 2011, our total operating expenses grew 8% year-on-year, which was broadly in line with our revenue growth over the same period. The increase in our total operating expenses was predominantly attributable to higher network operating and service costs, higher depreciation and amortization charges as a result of the pro-rata amortization of the Belgian football broadcasting rights, and higher advertising, sales and marketing expenses.

In Q4 2012, our total operating expenses amounted to €304.8 million, up 10% compared to the prior year period when we incurred total operating expenses of €277.7 million. Our total operating expenses in Q4 2012 were favorably impacted by certain nonrecurring items. Our employee benefits reflected €4.2 million lower payroll expenses as a result of the partial recovery from the government of withholding taxes for certain employees involved in research projects and the reassessment of certain post-employment benefit obligations due to a change in legislation. Our network operating and service costs in Q4 2012 enjoyed a €3.2 million favorable impact from the reassessment of a social tariff obligation and the settlement of certain operational contingencies. Our expense growth in Q4 2012 primarily reflected higher advertising, sales and marketing expenses given the success of our new mobile “King” and “Kong” rate plans as well as higher network operating and service costs on the back of significantly higher handset subsidy costs in the year-end quarter. As handset subsidy costs are fully expensed when the handset is delivered to the customer, these costs will not impact the Adjusted EBITDA generated by these customers in future periods.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 10

•
Employee benefits for the full year 2012 amounted to €142.8 million, a 1% decrease as compared to the prior year. The negative impact from the compulsory salary indexation of approximately 3.5% for all of our employees in early 2012, the insourcing of call centers to further improve our customer service levels and a continued increase in the overall number of employees as a result of business growth were offset by a release of certain prior year bonus accruals and accruals for fringe benefits for certain of our employees, as well as the partial recovery from the government of withholding taxes related to R&D projects, which also partly related to payroll expenses in prior years. In Q4 2012, we incurred employee benefits of €35.5 million, which was broadly unchanged compared to Q4 2011.

•
Depreciation, amortization and impairment, including gains and losses on disposal of property and equipment and other intangible assets, was broadly flat for the full year 2012 at €380.3 million. In Q3 2011, we booked a €28.5 million non-cash impairment charge on the intangible assets related to DTT, due to coverage and content issues and the expected impact of the cable regulation. Excluding the DTT-related impairment, the underlying 7% year-on-year increase was primarily caused by the acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football championship for three seasons starting July 2011. These broadcasting rights are being amortized on a pro rata basis over the football seasons. In Q4 2012, depreciation and amortization charges, including gains and losses on disposal of property and equipment and other intangible assets, totaled €97.0 million, broadly unchanged as compared to the prior year period as the impact of the acquisition of the Belgian football broadcasting rights has annualized.

•
Network operating and service costs, which include all of our direct expenses such as call center costs, costs related to handset purchases, interconnect, programming and network-related expenses, continued to represent the largest portion of our total operating expenses. Our network operating and service costs reached €445.5 million for the full year 2012. The 13% year-on-year increase was predominantly attributable to higher costs related to handset purchases, higher interconnect expenses and higher programming costs. In Q4 2012, we incurred network operating and service costs of €133.8 million, up 20% compared to Q4 2011. Apart from increased interconnect costs resulting from a higher share of fixed and mobile telephony customers, we spent significantly more on handset purchases and handset subsidies in Q4 2012 relative to the prior year period.

•
Advertising, sales and marketing expenses were €74.2 million for the full year 2012, up €13.4 million, or 22%, compared to the full year 2011. The increase mainly reflected higher sales commissions as a result of the robust subscriber growth for our fixed and mobile services, and higher advertising spending to accommodate the analog channel reshuffle, the start of the new football season and the launch of our new “King” and “Kong” mobile rate plans. In Q4 2012, our advertising, sales and marketing expenses totaled €24.0 million as compared to €18.4 million in Q4 2011 (+30% year-on-year). Record mobile and solid fixed sales drove an increase in sales commissions, while we also incurred higher costs to accommodate the launch of our new mobile rate plans.

•
Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €49.4 million for the full year 2012 (Q4 2012: €12.6 million) and reflects business-supporting corporate advisory and legal fees.

Our total operating expenses represented approximately 74% of our overall revenue for the full year 2012, which is stable as compared to the prior year (excluding the DTT-related impairment). Higher depreciation and amortization charges, higher network operating and service costs and higher advertising, sales and marketing expenses were offset by lower other costs and lower expenses related to share based compensation. Cost of services provided expressed as a percentage of revenue slightly decreased to approximately 57% for the full year 2012 from approximately 58% for the full year 2011 (excluding the DTT-related impairment). Selling, general & administrative expenses expressed as a percentage of revenue were stable at approximately 17% for the full year 2012 as lower personnel expenses and expenses related to share based compensation were offset by higher sales commissions and advertising expenses.

In Q4 2012, our total operating expenses represented approximately 77% of our overall revenue, which was stable year-on-year. Cost of services provided expressed as a percentage of revenue remained stable at approximately 60% as higher network operating and service costs were offset by accelerated revenue growth in the quarter. Selling, general & administrative expenses expressed as a percentage of revenue were stable at approximately 17% in Q4 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 11

2.3    Adjusted EBITDA and operating profit

Our Adjusted EBITDA for the full year 2012 was €777.8 million, up 8% compared to the full year 2011 when our Adjusted EBITDA totaled €723.4 million, and reflected the favorable impact from certain nonrecurring items discussed above. As we are realizing faster growth in lower margin activities, such as mobile telephony and digital and premium cable television, our underlying Adjusted EBITDA margin declined 40 basis points year-on-year to 52.2%.

In Q4 2012, we achieved Adjusted EBITDA of €188.6 million, a 3% increase compared to Q4 2011 when we produced Adjusted EBITDA of €182.6 million. The slower growth in Adjusted EBITDA compared to previous quarters was in line with our expectations. Apart from typical seasonal patterns in our business, the slower Adjusted EBITDA growth was primarily caused by significantly higher handset subsidy costs as a result of very strong mobile sales despite us attracting more customers to SIM-only rate plans. As handset subsidy costs are fully expensed when the handset is delivered to the customer, these costs will not impact the Adjusted EBITDA generated by these customers in future periods. The negative impact from higher handset purchase and subsidy costs in Q4 2012 was partially offset by the favorable impact of certain nonrecurring items on revenue and operating expenses.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2012	2011	Change %	2012	2011	Change %

Adjusted EBITDA	188.6	182.6	3%	777.8	723.4	8%
Adjusted EBITDA margin	47.8%	50.5%		52.2%	52.6%

Share based compensation	(1.9)	(2.0)	-5%	(6.9)	(13.0)	-47%
Operating credits (charges) related to acquisitions or divestitures	(0.0)	0.0	0%	(0.9)	(0.8)	13%
Restructuring charges	—	—	n/a	—	(0.1)	n/a

EBITDA	186.7	180.6	3%	770.0	709.5	9%

Depreciation, amortization and impairment	(97.0)	(96.8)	0%	(380.3)	(383.3)	-1%

Operating profit	89.7	83.8	7%	389.7	326.2	19%

Net Finance expense	(88.6)	(65.7)	35%	(322.4)	(272.1)	18%
Share of the loss of equity accounted investees	(0.0)	(0.1)	-100%	(0.0)	(0.4)	-100%
Income tax benefit (expense)	1.0	(12.4)	n/a	(34.1)	(36.9)	-8%

Total comprehensive income for the period	2.1	5.6	-63%	33.2	16.8	98%

The combination of a 8% year-on-year growth in our Adjusted EBITDA for the full year 2012, coupled with lower expenses related to share based compensation and broadly stable depreciation, amortization and impairment charges contributed to the 19% increase in our operating profit to €389.7 million for the full year 2012 (Q4 2012: €89.7 million, up 7% year-on-year). The depreciation, amortization and impairment charges for the full year 2011 included the €28.5 million impairment on certain intangible assets related to DTT, which negatively impacted our 2011 operating profit.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses for the full year 2012 totaled €322.4 million, up 18% as compared to the prior year when we incurred net finance expenses of €272.1 million. The 18% year-on-year increase primarily reflected (i) a decrease in the fair value of our derivatives yielding a loss of €87.0 million for the full year 2012 compared to a loss of €62.7 million in 2011, (ii) higher net interest expenses as a result of the extension of our debt maturities, the issuance of additional debt facilities and deferred payments on our 3G mobile spectrum license, and (iii) €4.8 million of professional fees incurred in the context of our voluntary self tender offer announced in August 2012 and Liberty Global, Inc.'s voluntary and conditional cash offer announced in September 2012. In Q4 2012, net finance expenses were €88.6 million as compared to €65.7 million in the prior year period, reflecting higher net interest expenses following the issuance of €700.0 million debt facilities in August 2012, as well as the €4.8 million of professional fees incurred in Q4 2012 as described above.

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Interest income and foreign exchange gain
Interest income and foreign exchange gain was €6.5 million for the full year 2012, a €1.3 million decrease as compared to the prior year reflecting the lower returns from our significantly lower average cash balance that we invested. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. In Q4 2012, interest income and foreign exchange gain was €1.6 million versus €1.5 million in Q4 2011.

Interest expenses, foreign exchange loss and other finance expenses
Interest expenses, foreign exchange loss and other finance expenses amounted to €241.9 million for the full year 2012 as compared to €205.8 million for the full year 2011. The 18% year-on-year increase was the cumulative effect of (i) the issuance of an additional €175.0 million Term Loan under our existing Senior Credit Facility in February 2012 and the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012, (ii) the interest on the deferred payment of the 3G mobile spectrum, (iii) higher EURIBOR interest rates which set the basis for the majority of the interest expenses on our Senior Credit Facility, and (iv) €4.8 million of professional fees as described above. In Q4 2012, our interest expenses, foreign exchange loss and other finance expenses amounted to €72.0 million compared to €52.6 million in the prior year period. The reasons for this increase were similar to the reasons stated above.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of December 31, 2012, we had a combination of 1% of caps, 28% of collars and 71% of swap instruments that provide for a maximum average interest rate of 3.6% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with EU IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the full year 2012, we incurred a loss of €87.0 million versus a loss of €62.7 million for the full year 2011, mainly driven by a downward shift of the euro swap curve. We incurred losses of €18.2 million and €14.8 million for Q4 2012 and Q4 2011, respectively.

The mark-to-market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark-to-market valuation of these instruments to have a positive (negative) impact on our net result.

Loss on extinguishment of debt
As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €686.5 million as part of our financing optimizations, €11.4 million of transaction costs and related deferred financing costs were expensed in 2011.

INCOME TAXES

We recorded income tax expense of €34.1 million for the full year 2012 compared to income tax expense of €36.9 million for the full year 2011. In Q4 2012, we recorded an income tax benefit of €1.0 million compared to income tax expense of €12.4 million in Q4 2011.

NET INCOME

We recorded a net profit of €33.2 million for the full year 2012, including a loss on our derivative financial instruments of €87.0 million, without which we would have recorded a net profit of €120.2 million. In the prior year, we reported a net profit of €16.8 million, including a €62.7 million loss on our derivative financial instruments, an €11.4 million loss on extinguishment of debt, and a €28.5 million non‐cash impairment charge on DTT‐related assets without which we would have recorded a net profit of €119.4 million. In Q4 2012, our net profit was €2.1 million versus a net profit of

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 13

€5.6 million in Q4 2011. Excluding the impact from the mark‐to‐market on our interest rate derivatives, our net profit would have been €20.3 million for Q4 2012 and €20.4 million for the prior year period.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Net cash from operating activities was €570.0 million for the full year 2012, up 5% compared to the prior year when our operating activities yielded net cash of €540.8 million. A solid 8% year-on‐year growth in our Adjusted EBITDA was offset by a 12% increase in cash interest expenses following the issuance of a new €175.0 million debt facility in February 2012 and the extension of our debt maturities. From 2013 onwards, our cash interest expenses in Q1 and Q3 will also reflect cash interest payments made on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012. Please refer to Section 2.6 - Debt profile, cash balance and net leverage ratio for detailed information about our debt maturities. In Q4 2012, we generated €170.7 million of net cash from operating activities, which represented a healthy 21% growth compared to the prior year period. In line with our expectations, we experienced a positive working capital inflow of €38.2 million in Q4 2012. We anticipate this positive working capital inflow to reverse in Q1 2013.

NET CASH USED IN INVESTING ACTIVITIES

We used €318.9 million of net cash in investing activities for the full year 2012, up 9% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €33.7 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This cash payment covered both the remaining part of the 2011‐2012 season as well as the first leg of the 2012‐2013 season which started at the end of July 2012, whereas the net cash used in investing activities for the full year 2011 only reflected the start of the 2011‐2012 season. In Q1 2013, we anticipate making a final payment for the second leg of the current 2012-2013 football season. In Q4 2012, we used €61.1 million of net cash in investing activities, down 5% as compared to the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the full year 2012, we generated Free Cash Flow of €240.5 million, which was broadly stable compared to the full year 2011 when our Free Cash Flow totaled €239.0 million. Our Free Cash Flow represented approximately 16% and approximately 17% of our revenue for the full year 2012 and 2011, respectively. An 8% year-on-year growth in our Adjusted EBITDA was offset by higher cash interest expenses and higher cash capital expenditures, including relatively higher payments for the Belgian football rights as the full year 2011 only captured a proportion of the annual rights payments. In Q4 2012, we achieved €106.3 million of Free Cash Flow, which was our best quarterly result to date. As mentioned above, we benefited from a strong increase in our working capital in Q4 2012 which we expect to reverse in the course of Q1 2013.

NET CASH FROM FINANCING ACTIVITIES

Net cash from financing activities reached €308.6 million for the full year 2012 compared to net cash used in financing activities of €540.4 million for the full year 2011. The net cash movement for the full year 2012 primarily reflected (i) the issuance of additional debt facilities under our Senior Credit Facility including the €175.0 million Term Loan T issued in February 2012 and the August 2012 issuance of €450.0 million Senior Secured Fixed Rate Notes due 2022 and €250.0 million Senior Secured Fixed Rate Notes due 2024, (ii) €479.6 million in shareholder disbursements used for the payment of the €1.00 per share gross dividend in May 2012 and the €3.25 per share net capital reduction in August 2012, (iii) €45.7 million used for the repurchase of own shares under the Share Repurchase Program 2012, and (iv) €33.7 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, proceeds from the exercise of options and warrants, and debt issuance costs including the issuance of the aforementioned Senior Secured Fixed Rate Notes for an aggregate amount of €700.0 million in August 2012. In Q4 2012, we used €16.5 million of net cash in financing activities compared to €12.9 million of net cash used in financing activities in Q4 2011. The net cash movement in Q4 2012 reflected amongst others the annual deferred

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 14

payment on the 3G mobile spectrum license and the scheduled repayments of the Telenet Partner Network capital leases.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of December 31, 2012, we carried a total debt balance (including accrued interest) of €3,843.0 million, of which €1,404.6 million principal amount is owed under our Senior Credit Facility (including €175.0 million relating to the Term Loan T issued in February 2012), €1,300.0 million principal amount is related to the four Notes issued in 2010 and 2011, and €700.0 million principal amount relates to the Senior Secured Fixed Rate Notes due 2022 and 2024 issued in August 2012. Our total debt balance at December 31, 2012 also included €53.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In February 2012, we issued an additional Facility under our Senior Credit Facility (Term Loan T) for an aggregate amount of €175.0 million to benefit from the temporary attractive window in the European debt markets. As per the agreement, this Term Loan, with a maturity date of December 31, 2018, carries a floating interest rate of 3.50% over the EURIBOR rate. In August 2012, we issued €450.0 million principal amount of Senior Secured Fixed Rate Notes due 2022 at 6.25% and €250.0 million principal amount of Senior Secured Fixed Rate Notes due 2024 at 6.75% through a financing company that we consolidate.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at the end of December 2012.

Exhibit 2: Debt maturity table as of December 31, 2012

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2012
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 15

CASH BALANCE AND AVAILABILITY OF FUNDS

As of December 31, 2012, we held €906.3 million of cash and cash equivalents compared to €346.6 million as of December 31, 2011. This movement includes, amongst others, (i) the issuance of additional debt facilities under our Senior Credit Facility including the €175.0 million Term Loan T issued in February 2012 and the August 2012 issuance of €450.0 million Senior Secured Fixed Rate Notes due 2022 and €250.0 million Senior Secured Fixed Rate Notes due 2024, (ii) €479.6 million in shareholder disbursements used for the payment of the €1.00 per share gross dividend in May 2012 and the €3.25 per share net capital reduction in August 2012, and (iii) €45.7 million used for the repurchase of own shares under the Share Repurchase Program 2012. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. Under the Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

NET LEVERAGE RATIO

As of December 31, 2012, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 3.4x compared to 3.2x on December 31, 2011. The slight increase in our net leverage ratio reflected €479.6 million of shareholder disbursements paid and €45.7 million spent on share repurchases over the full year 2012, offset by solid growth in our EBITDA. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures were €353.2 million for the full year 2012 compared to €470.2 million for the full year 2011, representing 24% and 34% of revenue, respectively. Excluding the one-off impact from the acquisition of the Belgian football broadcasting rights and the 3G mobile spectrum license in 2011, our accrued capital expenditures for the full year 2011 amounted to €309.9 million, representing 23% of revenue. The 14% year-on-year increase in our accrued capital expenditures (excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and the 3G mobile spectrum license) was primarily driven by stronger customer growth as we recorded higher accrued capital expenditures on set-top boxes and customer installations, alongside accelerated network upgrades including the Pulsar node splitting project.

Set-top box related capital expenditures amounted to €76.7 million for the full year 2012, or approximately 22% of total accrued capital expenditures, as compared to €43.3 million for the full year 2011. The strong year-on-year increase relates to the robust inflow of net digital TV subscribers since we succeeded in converting approximately 26% of our remaining analog cable TV subscriber base in 2012 compared to approximately 16% in 2011. Capital expenditures for customer installations amounted to €86.6 million for the full year 2012, or approximately 24% of total accrued capital expenditures, boosted by migrations to our Fibernet broadband products, for which we install a EuroDocsis 3.0 wireless home gateway, and a strong uptake in the install activity for our new digital TV subscribers. Accrued capital expenditures for network growth and upgrades amounted to €106.3 million for the full year 2012, or approximately 30% of total accrued capital expenditures, and included investments for our node splitting project. Our Pulsar project is well on track as we achieved a strong decrease in the number of homes connected to an optical node, thereby multiplying the bandwidth per household to anticipate the growing demand for digital and broadband services. At the end of 2012, an average of 740 homes was connected to each optical node, down from approximately 1,400 homes at the start of the project in 2010. As not all homes connected subscribe to broadband internet services from Telenet, the number of active broadband households per optical node approximated 350.

The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs other than those related to Belgian football, and recurring investments in IT-platform and systems. This implies that approximately 76% of our accrued capital expenditures for the full year 2012 were scalable and subscriber growth related as compared to approximately 71% for the full year 2011. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q4 2012, we accrued €103.4 million of capital expenditures compared to €107.9 million in Q4 2011, representing 26% and 30% of our revenue, respectively.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 16

3    Outlook and other information

3.1    Outlook for the year 2013

STRATEGY

Our customer-centric goal is to offer the best and most reliable technology for our customers to enjoy their digital lifestyles at home and away. We do that by providing innovative and competitive fixed and mobile products accompanied by high-quality and effective customer service. Our proven long-term multiple-play strategy enables us to increase the ARPU per customer relationship as more customers choose Telenet for all their digital services. At the same time, our relentless focus on customer satisfaction reduces the propensity to churn. Our focus is on delivering leading broadband and flat-fee fixed telephony services alongside a fully interactive and rich digital TV platform. Therefore, we will continue to invest in our hybrid fiber-coaxial network to stay ahead of other platforms and to outperform competing product offerings.

Today, our network is able to provide download speeds of up to 120 Mbps, which reaffirms our status as the fastest internet service provider in our footprint. We will continue to invest in our network by bringing our optical network closer to the homes. Today, an average of 740 homes is connected to each optical node, down from 1,400 in 2010, and by 2015 this average will be further reduced to 500. By 2015, we will have tripled the capacity per household as we anticipate growing customer demand for higher internet speeds, data volumes and the rise of other digital services. We are confident that the combination of an optimization of our network bandwidth and the introduction of EuroDocsis 3.1 will keep cable in the leading position to deliver high-speed services in the mid- and long-term future. We will closely monitor our capital expenditure levels in order to make sure that our investments drive incremental returns.

In 2013, we continue to see many opportunities to upsell our single-play customers, which still represent 29% of our overall customer base, to triple and quadruple-play services and aim to convert around 20% of the remaining 549,200 analog cable TV subscribers to the higher ARPU digital platform. We continue to expect further penetration growth for the broadband market in our footprint and to gain additional subscribers through a combination of sustained product and speed leadership and customer service. We remain upbeat about our growth opportunities in the business services market. Our B2B portfolio mainly comprises services, for which we project market share growth in 2013 and beyond despite the highly competitive environment. Telenet for Business wishes to build on the investments of recent years by approaching the market with an integrated portfolio of leading connectivity, security and hosting solutions and with a strong focus on our widely available coax products.

Our successful repositioning in mobile will increasingly contribute to our overall top line growth. Customers highly value our simple, transparent and competitive mobile offers which create an opportunity to cross-sell mobile into our significant fixed subscriber base. At the end of 2012, only 11% of our fixed customer base also subscribed to our mobile products, implying a considerable growth opportunity ahead.

In 2013, we wish to further excel in customer service and loyalty. We will continue to optimize our processes and platforms putting our customer at the heart of what we do. By doing things in a better and smarter way, we will be able to control our cost base, which will allow us to further invest in business growth.

OUTLOOK FULL YEAR 2013

Having achieved our upgraded outlook for the full year 2012 and having completed the first few weeks of the new year, we reaffirm our full year 2013 outlook as provided on October 29, 2012.

For the full year 2013, we target revenue growth of “between 10-11%”, driven by further growth in the number of multiple-play, digital TV, and broadband internet subscribers. In addition, the momentum in our mobile operations is expected to drive solid incremental growth on top of the full year contribution from our 2012 mobile subscriber additions.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 17

We anticipate Adjusted EBITDA to grow “between 7-8%” for the full year 2013 reflecting a bigger share of mobile revenue which generates a lower margin compared to our fixed operations. We will continue to work on further improving efficiency levels and benefits from multiple-play growth.

We forecast accrued capital expenditures of “between 21-22% of revenue” for the full year 2013: these are predominantly success-based, driven by a high proportion of rental set-top boxes as a result of a further digitalization of our basic cable TV subscriber base and accrued capital expenditures for customer installations. In addition, we will continue to invest in our network where appropriate in order to safeguard our competitive positioning and speed leadership.

Finally, we anticipate Free Cash Flow for the full year 2013 to remain “stable” as compared to 2012, which incorporates growth in net cash from operating activities offset by higher interest expenses following the increased debt level as from August 2012.

Exhibit 3: Outlook FY 2013

Outlook FY 2013
(as presented on October 29, 2012)
Revenue growth	10% - 11%
Adjusted EBITDA growth	7% - 8%
Accrued capital expenditures, % of revenue	21% - 22%
Free Cash Flow	Stable

3.2    Voluntary and conditional cash offer by Liberty Global on the shares of Telenet

On January 14, 2013, Liberty Global, Inc. announced that 9,497,637 ordinary shares and 3,000 warrants were tendered into the voluntary and conditional cash offer launched by its wholly-owned subsidiary Binan Investments B.V. on December 18, 2012 for the outstanding shares and other securities giving access to voting rights of Telenet Group Holding NV that it did not already own and that were not held by Telenet. Following acceptance of the tendered shares by Binan Investments B.V. on January 18, 2013 and effective payment on February 1, 2013, Liberty Global holds 66,342,037 shares and 3,000 warrants in Telenet. This represents approximately 58.3% of the issued and current outstanding shares of Telenet (including the 220,352 treasury shares held by Telenet).

3.3    Shareholder disbursements

On August 13, 2012, the Company announced additional debt facilities in an aggregate amount of €700.0 million that were envisaged to be used entirely to fund the proposed share buy-back program in the form of a conditional voluntary tender offer pursuant to the Law of April 1, 2007 on tender offers and the Royal Decree of April 27, 2007 on tender offers (the “Royal Decree”) announced by the Company earlier that day (the “Telenet Self Tender”). The additional debt facilities fit within the Company's intention to increase its net leverage ratio to approximately 4.5x. As a result of the voluntary tender offer by Binan Investments B.V., announced on November 6, 2012 and closed on January 18, 2013 (the “Binan Bid”), the Telenet Self Tender has been cancelled.

In the absence of acquisitions and/or a significant change in our business model, the Company's view is to return excess cash to shareholders. As indicated above, the Company had access to €1,064.3 million in excess cash and unutilized capacity under its revolving credit facility at December 31, 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 18

The Company confirms its intention that future shareholder remuneration will consist mainly of share repurchases. However, in the current market circumstances and taking into account the limitations set forth in the Royal Decree2, the Company deems it difficult to implement this strategy.

As a result, for 2013, the board of directors will propose to the shareholders' meeting of April 24, 2013 to proceed with a shareholder return of approximately €950.0 million. The return will include (i) a shareholder disbursement of €900.0 million, representing approximately €7.90 per share3, and (ii) a share buy-back of up to €50.0 million. The exact form of the proposed shareholder disbursement will be confirmed in the convening notice of the Company's AGM/EGM, which will be published on March 22, 2013, and the proposed shareholder disbursement will be subject to withholding tax. If the distribution is approved by the shareholders' meeting on April 24, 2013, the board will communicate the precise date for pay-out soon thereafter. In addition, the board of directors has approved a share buy‐back program of up to €50.0 million, which will complement the aforementioned shareholder disbursement.

3.4    Subsequent events

There were no significant events subsequent to December 31, 2012, that would require adjustment to or disclosure in the financial information included in this press release.

3.5    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Jos Briers and Götwin Jackers, has confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the condensed consolidated financial information as of and for the year ended December 31, 2012 included in this press release.

____________________________

2 Article 45 of the Royal Decree states that during a period of one year following the closure of a bid (i.e. until January 18, 2014) no securities that were subject to the Binan Bid can be purchased by Binan Investments B.V. (or its connected persons, including the Company), at conditions that are more advantageous as the conditions offered in the Binan Bid unless such more advantageous conditions are also offered to the investors who tendered their securities in the Binan Bid.
3Equivalent to €900.0 million, based on the number of outstanding shares on February 11, 2013 (113,810,554).

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 19

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Dec 2012	Dec 2011	Change %

Total Services

Homes passed - Combined Network	2,868,800	2,843,800	1%

Television
Analog Cable TV	549,200	842,700	-35%
Digital Cable TV	1,573,500	1,355,800	-16%
Total Cable TV	2,122,700	2,198,500	-3%

Internet
Residential Broadband Internet	1,347,200	1,264,600	7%
Business Broadband Internet	40,500	41,000	-1%
Total Broadband Internet	1,387,700	1,305,600	6%

Telephony
Residential Telephony	955,200	867,100	10%
Business Telephony	13,500	13,000	4%
Total Telephony	968,700	880,100	10%

Mobile telephony (active customers)	521,600	246,400	112%

Total Services (excl. Mobile)	4,479,100	4,384,200	2%

Churn

Basic cable television	9.6%	9.6%
Broadband internet	7.9%	7.9%
Telephony	9.1%	7.9%

Customer relationship information - Combined Network

Triple-play customers	860,400	783,100	10%
Total customer relationships	2,122,700	2,198,500	-3%
Services per customer relationship	2.11	1.99	6%
ARPU per customer relationship (in € / month)	47.5	44.0	8%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 20

5	Telenet Group Holding NV - Selected EU IFRS condensed consolidated financial statements

5.1	EU IFRS condensed consolidated statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 30,
	2012	2011	Change %	2012	2011	Change %

Revenue

Basic cable television	79.2	80.3	-1%	319.7	317.9	1%
Premium cable television	60.1	52.4	15%	227.7	189.1	20%
Distributors / other	17.3	18.8	-8%	62.4	57.5	9%
Residential broadband internet	115.0	112.4	2%	453.8	4,417.0	3%
Residential telephony	98.9	73.9	34%	333.4	279.3	19%
Business services	24.0	23.7	1%	91.8	90.8	1%

Total Revenue	394.5	361.5	9%	1,488.8	1,376.3	8%
Expenses
Cost of services provided	(235.9)	(217.6)	8%	(852.4)	(821.2)	4%
Gross Profit	158.6	143.9	10%	636.4	555.1	15%
Selling, general & administrative expenses	(68.9)	(60.1)	15%	(246.7)	(228.9)	8%
Operating profit	89.7	83.8	7%	389.7	326.2	19%
Finance income	1.6	1.5	7%	6.5	7.8	-17%
Net interest income and foreign exchange gain	1.6	1.5	7%	6.5	7.8	-17%
Finance expenses	(90.2)	(67.2)	34%	(328.9)	(279.9)	18%
Net interest expense, foreign exchange loss and other finance expenses	(72.0)	(52.6)	37%	(241.9)	(205.8)	18%
Net loss on derivative financial instruments	(18.2)	(14.8)	23%	(87.0)	(62.7)	39%
Gain (loss) on extinguishment of debt	—	0.2	n/a	—	(11.4)	n/a
Net Finance expense	(88.6)	(65.7)	35%	(322.4)	(272.1)	18%
Share of the loss of equity accounted investees	(0.0)	(0.1)	-100%	(0.0)	(0.4)	-100%
Profit before income tax	1.1	18.0	-94%	67.3	53.7	25%
Income tax benefit (expense)	1.0	(12.4)	n/a	(34.1)	(36.9)	-8%
Profit for the period	2.1	5.6	-63%	33.2	16.8	98%
Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a
Total comprehensive income for the period	2.1	5.6	-63%	33.2	16.8	98%

Profit attributable to:	2.1	5.6	-63%	33.2	16.8	98%
Owners of the Company	2.1	5.6	-63%	33.2	16.8	98%
Non-controlling interests	(0.0)	(0.0)	0%	(0.0)	(0.0)	0%

Total comprehensive income for the period, attributable to:	2.1	5.6	-63%	33.2	16.8	98%
Owners of the Company	2.1	5.6	-63%	33.2	16.8	98%
Non-controlling interests	(0.0)	(0.0)	0%	(0.0)	(0.0)	0%

Weighted average shares outstanding	113,168,385	113,224,195		113,036,711	112,959,358
Basic earnings per share	0.02	0.05		0.29	0.15
Diluted earnings per share	0.02	0.05		0.29	0.15

Expenses by Nature
Employee benefits	35.5	35.8	-1%	142.8	144.4	-1%
Share based compensation	1.9	2.0	-5%	6.9	13.0	-47%
Depreciation	64.7	67.5	-4%	259.1	259.0	0%
Amortization	21.2	18.1	17%	79.9	70.8	13%
Amortization of broadcasting rights	11.6	11.2	4%	39.6	23.0	72%
Impairment loss on other intangible assets	—	—	n/a	—	28.5	n/a
Loss (gain) on disposal of property and equipment and other intangible assets	(0.5)	0.0	n/a	1.7	2.0	-15%
Network operating and service costs	133.8	111.5	20%	445.5	395.4	13%
Advertising, sales and marketing	24.0	18.4	30%	74.2	60.8	22%
Other costs	12.6	13.2	-5%	48.5	52.3	-7%
Operating charges related to acquisitions or divestitures	0.0	0.0	0%	0.9	0.8	13%
Restructuring charges	—	—	n/a	—	0.1	n/a

Total Expenses	304.8	277.7	10%	1,099.1	1,050.1	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 21

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2012	2011	Change %	2012	2011	Change %

Cash flows from operating activities
Profit for the period	2.1	5.6	-63%	33.2	16.8	98%
Depreciation, amortization and impairment	97.0	96.8	0%	380.3	383.3	-1%
Working capital changes and other non cash items	38.2	12.1	216%	(5.5)	2.9	n/a
Income tax expense (benefit)	(0.9)	11.7	n/a	30.7	36.1	-15%
Net interest expense, foreign exchange loss and other finance expenses	70.4	51.1	38%	235.4	198.0	19%
Net loss on derivative financial instruments	18.2	14.8	23%	87.0	62.7	39%
Loss (gain) on extinguishment of debt	—	(0.2)	n/a	—	11.4	n/a
Cash interest expenses and cash derivatives	(54.3)	(51.4)	6%	(191.1)	(170.4)	12%

Net cash from operating activities	170.7	140.5	21%	570.0	540.8	5%

Cash flows from investing activities
Purchases of property and equipment	(52.3)	(52.1)	0%	(236.5)	(216.3)	9%
Purchases of intangibles	(9.6)	(12.1)	-21%	(84.4)	(78.2)	8%
Investments in equity accounted investees	—	—	n/a	(0.3)	—	n/a
Proceeds from sale of property and equipment	0.8	0.1	700%	2.3	1.1	109%
Purchase of broadcasting rights for resale purposes	(3.3)	(4.1)	-20%	(24.1)	(15.6)	54%
Proceeds from the sale of broadcasting rights for resale purposes	3.3	4.1	-20%	24.1	15.6	54%

Net cash used in investing activities	(61.1)	(64.1)	-5%	(318.9)	(293.4)	9%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	(7.4)	(7.4)	0%	867.6	2.6	n/a
Payments related to capital reductions and dividend	—	(0.2)	n/a	(479.6)	(509.0)	-6%
Repurchase of own shares	—	(5.8)	n/a	(45.7)	(5.8)	688%
Other financing activities (incl. finance leases)	(9.1)	0.5	n/a	(33.7)	(28.2)	20%

Net cash from (used in) financing activities	(16.5)	(12.9)	28%	308.6	(540.4)	n/a

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	813.2	283.1	187%	346.6	639.6	-46%
Cash at end of period	906.3	346.6	161%	906.3	346.6	161%

Net cash generated (used)	93.1	63.5	47%	559.7	(293.0)	n/a

Free Cash Flow
Net cash from operating activities	170.7	140.5	21%	570.0	540.8	5%
Purchases of property and equipment	(52.3)	(52.1)	0%	(236.5)	(216.3)	9%
Purchases of intangibles	(9.6)	(12.1)	-21%	(84.4)	(78.2)	8%
Principal payment on capital leases (excluding network-related leases)	(1.1)	(1.3)	-15%	(4.3)	(4.3)	0%
Principal payments on post acquisition additions to network leases	(1.4)	(1.0)	40%	(4.3)	(3.0)	43%
Free Cash Flow	106.3	74.0	44%	240.5	239.0	1%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2012 22

5.3    EU IFRS condensed consolidated statement of financial position
(unaudited)

(€ in millions)	Dec 31,	Dec 31,	Change
	2012	2011

ASSETS
Non-current Assets:
Property and equipment	1,337.5	1,301.1	36.4
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	341.0	409.5	(68.5)
Deferred tax assets	42.3	10.7	31.6
Derivative financial instruments	0.1	0.2	(0.1)
Investments in equity accounted investees	0.4	0.2	0.2
Other assets	14.3	38.9	(24.6)
Total non-current assets	2,977.4	3,002.4	(25.0)

Current Assets:
Inventories	17.8	9.1	8.7
Trade receivables	110.5	93.6	16.9
Derivative financial instruments	—	2.0	(2.0)
Other current assets	89.1	88.0	1.1
Cash and cash equivalents	906.3	346.6	559.7
Total current assets	1,123.7	539.3	584.4

TOTAL ASSETS	4,101.1	3,541.7	559.4

EQUITY AND LIABILITIES
Equity:
Share capital	12.3	294.2	(281.9)
Share premium and other reserves	941.6	1,005.7	(64.1)
Retained loss	(1,674.3)	(1,548.1)	(126.2)
Total equity attributable to owners of the Company	(720.4)	(248.2)	(472.2)
Non-controlling interests	6.2	0.0	6.2
Total equity	(714.2)	(248.2)	(466.0)

Non-current Liabilities:
Loans and borrowings	3,770.5	2,904.1	866.4
Derivative financial instruments	164.6	94.1	70.5
Deferred revenue	2.6	4.4	(1.8)
Deferred tax liabilities	83.8	29.1	54.7
Other liabilities	56.7	115.6	(58.9)
Total non-current liabilities	4,078.2	3,147.3	930.9

Current Liabilities:
Loans and borrowings	72.5	55.4	17.1
Trade payables	148.1	147.3	0.8
Accrued expenses and other current liabilities	380.4	319.8	60.6
Deferred revenue	81.6	86.8	(5.2)
Derivative financial instruments	42.5	28.9	13.6
Current tax liability	12.0	4.4	7.6
Total current liabilities	737.1	642.6	94.5

Total liabilities	4,815.3	3,789.9	1,025.4

TOTAL EQUITY AND LIABILITIES	4,101.1	3,541.7	559.4